Exhibit 99.1

SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com

EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500

FOR IMMEDIATE RELEASE	MAY 9, 2005

SYKES ENTERPRISES, INCORPORATED REPORTS FIRST
QUARTER 2005 FINANCIAL RESULTS

Revenue and earnings per share surpass Company expectations; raising full-year 2005 revenue and earnings per share guidance

TAMPA, FL – May 9, 2005 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today financial results for the first quarter of 2005, highlights of which are as follows:

•	First quarter 2005 revenues of $121.4 million and earnings of $0.08 per diluted share versus revenues of $121.0 million and earnings of $0.01 per diluted share in the same period last year; the comparable results for 2004 included a $2.7 million, or $0.07 per diluted share, gain on the sale of a customer contact management center

•	Revenue improvements and rising capacity utilization rates, coupled with increasing revenue mix-shift to higher-margin offshore revenues and reductions in general and administrative expenses drove above-expectations revenues and earnings per share

•	Exited first quarter 2005 with cash and cash equivalents of $97.9 million and no outstanding debt

Operating Performance by Segment

Americas
Revenues generated from the Company’s clients in the Americas segment, including operations in North America and offshore (Latin America, India and the Asia Pacific region), totaled $74.4 million, or 61.3% of total revenues, for the first quarter of 2005. This compared to revenues of $75.3 million, or 62.2% of total revenues, for the prior year period. The 1.2% revenue decline primarily reflects the client-migration of customer call volumes from the U.S. to comparable or higher margin offshore operations and the resulting mix-shift in revenues from the U.S. to offshore, where each seat generates roughly half the dollar equivalence of a U.S. seat. Approximately 49% of the Americas first quarter 2005 revenues were generated from services provided offshore compared to 38% in the prior year quarter. Furthermore, the year-over-year revenue performance underscores the growth within the Americas region, especially offshore, offsetting the decline of higher dollar U.S.-based revenues, which stood at a greater proportion of the Americas region in the first quarter of 2004.

On a sequential basis, the Americas’ revenues rose 3.9% to $74.4 million compared to $71.6 million in the fourth quarter of 2004. The sequential-percentage revenue increase was the second strongest in the last seven successive quarters, while, on an absolute dollar basis, first quarter 2005 revenues represented the third-sequential quarterly increase – highlighting a gradual yet sustained increase in customer call volumes across the Americas.

The Americas’ operating margin before corporate G&A expenses and other charges for the first quarter of 2005 was 12.8% compared to 4.5% in the first quarter of 2004. The Americas’ operating margin improvement was due to favorable revenue mix-shift to higher margin offshore regions, lower depreciation and better asset utilization. On a sequential basis, the operating margin declined to 12.8% from 19.7% in the fourth quarter of 2004. The higher margin in the comparable period last year was attributable to a $5.4 million gain, or 7.5% of operating margin, related to the property insurance settlement.

EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region rose 2.7% to $47.0 million, representing 38.7% of SYKES’ total revenues for the first quarter of 2005 compared to $45.8 million, or 37.8%, in the prior year’s first quarter. The foreign currency effect to SYKES’ first quarter 2005 EMEA revenues was a $2.1 million benefit from the stronger Euro compared with the same period last year. Excluding this foreign currency benefit, EMEA revenues for the first quarter of 2005 decreased by $0.9 million, largely reflecting the sluggishness in the EMEA market. Sequentially, EMEA revenues declined $2.1 million, or 4.3%, to $47.0 million compared to $49.1 million in the fourth quarter of 2004. The sequential decline in EMEA revenues was due to a combination of higher incentive payments in the fourth quarter of 2004 and a spike in certain customer contact management programs that didn’t carry over into the first quarter of 2005, which was partially offset by approximately $0.5 million in favorable foreign currency effects.

The operating margin for EMEA before corporate G&A expenses and other charges in the first quarter of 2005 was 4.3% compared to 2.5% in the prior year period. The year-over-year margin improvement was principally due to lower depreciation expense and lower EMEA cost structure. Sequentially, the EMEA operating margin declined to 4.3% from 10.8%. The lower margin was a combination of a fourth-quarter 2004 spike in certain customer contact management programs that did not carry over into the first quarter, coupled with higher incentive payments and one-off employment grants, which contributed disproportionately to margins in the fourth quarter of 2004.

Corporate Costs
Corporate costs totaled approximately $7.4 million in the first quarter of 2005, an increase of approximately $2.0 million from $5.4 million in the prior year period. The increase was largely related to higher legal and professional fees and various other general and administrative costs.

Restructuring Reversals, Other Income and Taxes
During the first quarter of 2005, the Company recorded a restructuring reversal of approximately $0.3 million related to previously recorded restructuring accruals.

Other expense for the first quarter of 2005 totaled approximately $0.05 million compared to other income of $1.2 million for the same period in the prior year. The year-over-year decrease was due to a combination of higher level of foreign currency translation losses and net expenses related to the leasing of customer contact management centers to third parties.

During the quarter, the Company’s tax rate was 31.6% versus 25.6% in the same period last year. The first quarter 2005 effective tax rate increased primarily due to greater proportion of income from higher tax jurisdictions.

Liquidity and Capital Resources
The Company’s balance sheet at March 31, 2005 remained strong with cash and cash equivalents of $97.9 million and no outstanding debt. Approximately $83.8 million of the Company’s March 31st cash balance was held in international operations and may be subject to additional taxes if repatriated to the U.S. The Company continues to assess whether and to what extent it might repatriate earnings. At March 31, 2005, the Company also had $50 million of capacity available under its credit facility. For the three-months ended March 31, 2005, the Company generated approximately $11.4 million in cash flow from operations.

Business Outlook
The Company’s outlook for the full year 2005 takes into consideration continued operational progress on efforts to enhance productivity within existing accounts, drive revenue growth from existing as well as new customer accounts, and improve asset utilization across both the Americas and EMEA regions. That progress, however, could be moderated by the often-discussed factors specific to the EMEA market, namely persistent economic sluggishness and the derivative customer response to pursue delivery strategies using customer contact management centers in Eastern Europe in an effort to reduce costs. To this end, the EMEA market is experiencing on-going price competition surrounding customer contact management programs and, in an effort to deflect this competitive action, the Company continues to work closely with its clients in evaluating optimal delivery strategies, including shifting work to delivery centers in Eastern Europe where SYKES has had a long and growing presence since 1999. While the Company continues to gain incremental visibility into the potential scope of the migration as time passes, it is still too early to fully quantify the impact of a migration at this stage given the somewhat uncertain time and pace variables. The Company believes, however, that its experience with the U.S.-offshore migration will be transferable to EMEA and will better position it to efficiently implement a transition.

The 2005 outlook also includes the sale of one customer contact management center as well as the lease of another center in the second quarter of 2005. As in the past, the management team will continue to pursue avenues to sell or lease the remaining two U.S. centers designated as “held for sale.”

Considering the above factors, the Company anticipates the following financial results for the three months ended June 30, 2005:

•	Revenues in the range of $121 million to $126 million

•	Expected pre-tax gain of $1.5 million or $0.04 per diluted share on the sale of a customer contact management center

•	Tax provision in the range of $1.6 million to $1.8 million

•	EPS in the range of a $0.09 to $0.11 per diluted share

•	Capital expenditures in the range of $5 million to $7 million

For the twelve months ended December 31, 2005, the Company anticipates the following financial results:

•	Revenues in the range of $470 million to $490 million

•	Expected pre-tax gain of $1.5 million or $0.04 per diluted share on the sale of a customer contact management center

•	Tax provision in the range of $6.5 million to $7.0 million

•	EPS in the range of $0.24 to $0.29 per diluted share

•	Capital expenditures in the range of $10 million to $15 million

Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, May 10, 2005 at 10:00 a.m. Eastern Daylight Savings Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of SYKES’ website at www.sykes.com/investors.asp under the heading “Investor Newsroom – Press Releases.”

About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; and (xxiv) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenues	$121,372	$121,043
Direct salaries and related costs	(77,429)	(83,389)
General and administrative	(39,890)	(41,276)
Gain on disposal of property & equipment, net	69	2,741
Reversal of restructuring & other charges	258	—

Income (Loss) from operations	4,380	(881)
Other (expense) income	(46)	1,209

Income before provision for income taxes	4,334	328
Provision for income taxes	(1,369)	(84)

Net income	$2,965	$244

Net income per basic share	$0.08	$0.01
Shares outstanding, basic	39,195	40,216
Net income per diluted share	$0.08	$0.01
Shares outstanding, diluted	39,339	40,388

* Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Segment Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenues:
Americas	$74,364	$75,261
EMEA	47,008	45,782

Total	$121,372	$121,043

Operating Income:
Americas	$9,500	$3,373
EMEA	2,010	1,154

Operating income before reversal of restructuring & other charges and corporate G&A expenses	11,510	4,527

Corporate G&A expenses	(7,388)	(5,408)
Reversal of restructuring & other charges	258	—

Income (Loss) from operations	4,380	(881)

Other (expense) income	(46)	1,209
Provision for income taxes	(1,369)	(84)

Net income	$2,965	$244

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Current assets	$202,595	$203,397
Property and equipment, net	80,181	82,891
Other noncurrent assets	29,112	26,238

Total assets	$311,888	$312,526

Liabilities & Shareholders’ Equity:
Current liabilities	$64,019	$66,998
Noncurrent liabilities	37,352	35,493
Shareholders’ equity	210,517	210,035

Total liabilities and shareholders’ equity	$311,888	$312,526

Sykes Enterprises, Incorporated
Supplementary Data
(Unaudited)

	March 31,	March 31,
	2005	2004
Geographic Mix (% of Total Revenue):
Americas (1)	61.3%	62.2%
Europe, Middle East & Africa (EMEA)	38.7%	37.8%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America, India and the Asia Pacific (APAC) Region. Latin America, India and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2005	Q1 2004	FY 2004
Vertical Industry Mix (% of Total Revenue):
Communications	34%	39%	32%
Technology / Consumer	35%	34%	36%
Financial Services	8%	8%	8%
Transportation & Leisure	6%	6%	6%
Healthcare	7%	5%	7%
Other	10%	8%	11%

Total:	100%	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	March 31,	March 31,
	2005	2004
Cash Flow From Operating Activities:
Net income	$2,965	$244
Depreciation and amortization	7,065	7,901
Changes in assets and liabilities and other	1,374	(7,363)

Net cash provided by operating activities	$11,404	$782

Capital expenditures	$2,242	$10,757
Cash interest paid	$90	$37
Cash taxes paid	$1,866	$2,107